UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  04/15/2005

DIGITAL GENERATION SYSTEMS INC
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  0-2764

DE	94-3140772
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

750 West John Carpenter Freeway, Suite 700, Irving, TX 75039
(Address of Principal Executive Offices, Including Zip Code)

9725812000
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 2.01.    Completion of Acquisition or Disposition of Assets

On April 15, 2005, Digital Generation Systems, Inc. (the "Company") announced the completion of the purchase of substantially all of the assets of Media DVX, Inc. ("Media DVX") by DG Systems Acquisition III Corporation, a Delaware corporation and wholly-owned subsidiary of the Company.

The Company tendered $1.5 million in cash, a $6.5 million promissory note and 1,550,388 shares of its common stock as consideration for the assets of Media DVX. The $1.5 million in cash was borrowed from the Company's lender (JPMorgan Chase Bank) under the Company's Third Amended and Restated Credit Agreement. The consideration paid by the Company was determined pursuant to arms-length negotiations between the Company and Media DVX. Unaudited revenues for Media DVX were approximately $1.4 million for the year ended December 31, 2004.

The $6.5 million promissory note is payable over three years with an interest rate of the one (1) month LIBOR rate for the applicable period with principal and then accrued interest due as follows: $1,500,000 due on April 15, 2006, $2,000,000 due on April 15, 2007, and $3,000,000 due on April 15, 2008. The Company will also pay accrued and unpaid interest on the promissory note on a quarterly basis. The promissory note has been personally guaranteed by Scott K. Ginsburg, the Company's Chief Executive Officer and Chairman of the Board.

As a result of the transaction, the Company acquired certain plant, equipment and other physical property. These assets were used by Media DVX for the distribution of program and/or advertising content (spots) to television stations and cable networks and systems throughout the country utilizing electronic distribution technology. The Company intends to continue the use of the acquired assets for the same purpose. The Company has entered into a transition services arrangement with Media DVX and its parent company to assist in the transition of operations from Media DVX's network operations center (NOC) in Pennsylvania to the Company's existing NOC in Dallas, Texas. This will enable the Company to eliminate a significant portion of the operating costs of the Media DVX network by leveraging the Company's existing technical infrastructure. The Company believes the transaction will contribute EBITDA ("earnings before interest, taxes, depreciation and amortization" which is calculated by deducting operating expenses, excluding depreciation and amortization, from revenue) to its 2005 operating results.

Because Media DVX's fleet of servers is configured to accept program and/or advertising content in over 1,400 locations, the Company will benefit from an expanded geographic footprint for its electronic network beyond destinations the Company presently reaches. The Company will also realize benefits related to the addition of several key Media DVX sales personnel, who will enhance the Company's ability to attract new customers and strengthen its relationship with existing ones. Additionally, the Company could benefit from Media DVX's strategic partnership with Pathfire, Inc., whose proprietary satellite network could add further redundancy to the Company's network and provide a platform from which to pursue additional network reach or utilization strategies.

This Form 8-K contains forward-looking statements relating to the Company, including the expansion of its digital distribution network, and the demand among certain clients for digital audio and video delivery services. These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These and other risks relating to the Company's business are set forth in the Company's Form 10-K filed with the Securities and Exchange Commission on March 31, 2005.

Item 9.01.    Financial Statements and Exhibits

(a) Financial statements of business acquired.

The financial statements required by this item will be filed by amendment not later than 75 days after the consummation of the acquisition.

(b) Pro forma financial information.

The pro forma financial statements required by this item will be filed by amendment not later than 75 days after the consummation of the acquisition.

(c) Exhibits.

99.1        Press Release dated April 15, 2005 (Filed herewith)

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

DIGITAL GENERATION SYSTEMS INC

Date: April 21, 2005.	By:	/s/ Omar A. Choucair
Omar A. Choucair
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release